As filed with the Securities and Exchange Commission on April 22, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________________

POWER3 MEDICAL PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	65-0565144
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3400 Research Forest Drive, Suite B2-3

The Woodlands, Texas 77381

(Address, including zip code, of principal executive offices)

__________________________________

Power3 Medical Products, Inc. 2009 Stock Incentive Plan

(Full title of the plan)

__________________________________

Ira. L. Goldknopf

President and Chief Scientific Officer

3400 Research Forest Drive, Suite B2-3

The Woodlands, Texas 77381

(281) 466-1600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check is a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	40,000,000 shares	$0.02	$800,000.00	$44.64

(1)

This registration statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.001 per share (the “Common Stock”) of Power3 Medical Products, Inc. (the “Company”) that are issuable upon stock awards to be granted or upon exercise of options under the Company’s 2009 Stock Incentive Plan (the “Plan”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Pursuant to Rule 457(c) and (h)(1) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the registration fee and are based upon the 40,000,000 shares of Common Stock originally reserved for issuance under the Plan, none of which are subject to outstanding options as of the date hereof, at a price per share of $0.02, the average of the high and low reported prices of the Company’s Common Stock on the Over-the-Counter Bulletin Board on April 21, 2009.

Part I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
•	Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and
•

the description of Common Stock that is contained in the Company’s Current Report on Form 8-K filed with the Commission on April 21, 2009, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of the filing of such documents with the Commission.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of the Company’s certificate of incorporation, as amended, eliminated the personal liability of directors to the Company or its shareholders for damages for any breach of duty in such capacity, except that such personal liability may not be eliminated if a judgment or final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, which provides for joint and several liability for directors who vote in favor of distributions or the redemption of capital stock, or loans to directors, in violation of New York law. The effect of this provision is to eliminate the Company’s rights, and the rights of its shareholders, through shareholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, the Company’s directors will be personally liable to the Company and its shareholders for monetary damages if they acted in bad faith or intentional misconduct, knowingly violated the law, authorized illegal dividends, redemptions or loans to directors or derived an improper benefit from their actions as directors. In addition, Article VI of the Company’s by-laws provides each director and officer of the Company will be indemnified against all costs and expenses actually and necessarily incurred by such director or officer in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company, except in relation to matters as to which he or she are finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The Company has no agreements with any of its directors or officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as directors or officers of the Company. The Company does not maintain directors’ and officers’ insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1 *	Opinion of Phillips & Reiter, PLLC

23.1 *	Consent of Phillips & Reiter, PLLC (included in Exhibit 5.1 hereto)

23.2 *	Consent of M&K CPAS, PLLC

99.1	The Company’s 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-K filed on April 15, 2009)

__________________

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on April 22, 2009.

POWER3 MEDICAL PRODUCTS, INC.

By:	/s/ Ira. L. Goldknopf

Ira L. Goldknopf

President and Chief Scientific Officer

Signature	Title	Date
/s/ Helen R. Park	Interim Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer and Principal Accounting Officer)	April 22, 2009
Helen R. Park /s/ Ira L. Goldknopf	President, Chief Scientific Officer and Sole Director	April 22, 2009
Ira L. Goldknopf

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1 *	Opinion of Phillips & Reiter, PLLC

23.1 *	Consent of Phillips & Reiter, PLLC (included in Exhibit 5 hereto)

23.2 *	Consent of M&K CPAS, PLLC

99.1	The Company’s 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-K filed on April 15, 2009)

__________________

* Filed herewith.